Exhibit 4.9

PERFORMANCE INCENTIVE SCHEME

[GRAPHIC]

PERFORMANCE INCENTIVE SCHEME

TABLE OF CONTENTS

1	Name	1
2	Glossary	1
3	Term of Scheme	1
4	Target value	1
	Annual target	1
	Determination	1
5	Target performance levels	1
	Notice	1
6	Evaluation	1
	Timing	1
	Actual value	1
7	Payment of Actual Value	1
	Blend	1
	Number of Shares	1
8	Modified agreement	2
	Substitution	2
	Issue of Shares	2
	Withdrawal of consent	2
9	Shares	2
	Issue dates	2
	Shares rank equally	2
	Request form	3
	Breach	3
	Telecom notice	3
	Further request form	3
	Continuous Breach	3
	Payment	3
10	Restrictions	3
	No divestment	3
	Leave for cause	4
	Leave for other reason	4
11	Amendment	4
12	Miscellaneous	4
	Telecom	4
	Delegation	4
	Fractions	4
	Entire agreement	4
	Delay	5
	Disputes	5
	Notices	5
	Construction	5

GLOSSARY		6

PERFORMANCE INCENTIVE SCHEME

1	Name

1.1	This is Ms Gattung’s Performance Incentive Scheme (the Scheme).

2	Glossary

2.1	A glossary of defined terms is included on page 6.

3	Term of Scheme

3.1	The Scheme will operate until termination by Telecom.

4	Target value

Annual target

4.1	There will be a target incentive award value under the Scheme (the Target Value) for each relevant financial year.

Determination

4.2	Telecom will determine the Target Value for each financial year.

5	Target performance levels

Notice

5.1	Telecom will prescribe, by notice to Ms Gattung, target performance levels under the Scheme (the Target Performance Levels) for each financial year.

6	Evaluation

Timing

6.1	Telecom will evaluate and determine Ms Gattung’s actual performance for each financial year (measured against the Target Performance Levels), shortly after the end of that financial year.

Actual value

6.2	The actual incentive award value under the Scheme (the Actual Value) for a financial year will be equal to a percentage of the Target Value for the financial year.

7	Payment of Actual Value

Blend

7.1	The Actual Value will be received by Ms Gattung 50% in cash (less tax at the highest marginal tax rate applying to Ms Gattung), and 50% in ordinary shares in Telecom (Shares) on the basis described in clause 7.2 or 8.2 (as the case may be).

Number of Shares

7.2	Subject to clause 8, for the purpose of clause 7.1, Telecom will issue to Ms Gattung the number of Shares determined by this formula:

n = a x (1 – t)

b

PERFORMANCE INCENTIVE SCHEME

where:

n = number of Shares to be issued

a = 50% of the Actual Value

t = Telecom’s tax rate (expressed as a decimal)

b = the average daily closing price of Shares reported on New Zealand Exchange Limited’s NZSX (the Exchange) for the 20 days on which the Exchange is open for trading (Business Days) immediately preceding the effective date of issue of the Shares.

8	Modified agreement

Substitution

8.1	Unless Ms Gattung notifies Telecom under clause 8.3, clause 8.2 will apply instead of clause 7.2.

Issue of Shares

8.2	Subject to clause 8.3, for the purpose of clause 7.1, Telecom will pay Ms Gattung 50% of the Actual Value (less tax at the highest marginal tax rate applying to Ms Gattung) and apply that amount (at Ms Gattung’s deemed direction) directly to the subscription for Shares by Ms Gattung (discharging fully Ms Gattung’s obligation to pay for the Shares). Telecom will determine the number of Shares to be issued by dividing the amount paid to Ms Gattung by the average closing price of Shares reported on the Exchange for the 20 Business Days immediately preceding the effective date of issue of the Shares.

Withdrawal of consent

8.3	Ms Gattung may withdraw her consent to the arrangements under clause 8.2 by giving notice of withdrawal to Telecom at least 10 Business Days before the (most likely August) meeting of Telecom’s board of directors (the Board) at which the relevant Actual Value is to be determined. On withdrawal of consent, clause 7.2 will apply.

9	Shares

Issue dates

9.1	Shares will be issued as soon as practicable after determination of the Actual Value, subject to the other provisions of this clause 9.

Shares rank equally

9.2	Shares issued to Ms Gattung under the Scheme will be credited as fully paid and will rank equally in all respects with all Shares at the effective date of issue, except for any dividend declared on Shares where the record date occurs before the effective date of issue.

PERFORMANCE INCENTIVE SCHEME

Request form

9.3	On request from Telecom from time to time, Ms Gattung will submit to Telecom a form requesting consent to acquire Shares under the Scheme, in terms of Telecom’s internal procedures for insiders.

Breach

9.4	Notwithstanding any other provision of the Scheme, Shares will not be issued under the Scheme (and this clause 9 will apply) where Telecom considers that the issue would give rise to a breach of Telecom’s constitution, the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted, and/or any statute, regulation or Telecom’s internal procedures for insiders (Breach). Telecom will notify Ms Gattung if this clause 9.4 applies.

Telecom notice

9.5	Telecom will give a further notice to Ms Gattung where it has given a notice under clause 9.4, as soon as it considers that the issue of Shares under the Scheme would no longer give rise to a Breach.

Further request form

9.6	Where Telecom gives notice under clause 9.5, Ms Gattung will submit to Telecom immediately a form requesting consent to acquire Shares under the Scheme, in terms of Telecom’s internal procedures for insiders. On receipt of the form, Telecom will issue the Shares, subject to clause 9.7.

Continuous Breach

9.7	If the issue of Shares under clause 9.6 would give rise to a Breach, Telecom will give notice once again under clause 9.4.

Payment

9.8	If, after the period of six months from the date on which it first gives notice under clause 9.4, Telecom considers that it is still unable to give notice under clause 9.5 and/or the issue of Shares under clause 9.6 would give rise to a Breach:

(a)	Telecom will arrange to pay Ms Gattung the relevant 50% of the Actual Value (less tax at the highest marginal tax rate applying to Ms Gattung) in cash; and

(b)	Shares will no longer be issued with respect to that 50% of the Actual Value.

10	Restrictions

No divestment

10.1	Ms Gattung may not transfer, assign, or otherwise dispose of or create any interest (including any security, legal or equitable interest) in a Share issued under the Scheme during the period of three years after the date of issue, subject to clauses 10.2 and 10.3.

PERFORMANCE INCENTIVE SCHEME

Leave for cause

10.2	If Ms Gattung ceases to be employed by Telecom or one of its subsidiaries (Employment) due to termination for cause, all Shares issued under the Scheme to Ms Gattung in the three years immediately preceding the date on which Ms Gattung ceases Employment will be transferred immediately by Ms Gattung to Telecom or its nominee (at Telecom’s direction) for nil cash consideration.

Leave for other reason

10.3	If Ms Gattung ceases Employment due to any other reason, Telecom may waive the restrictions under clause 10.1.

11	Amendment

11.1	Telecom and Ms Gattung may from time to time agree in writing any variation to the application of the Scheme and/or any amendment to the Scheme, if the variation and/or amendment (as the case may be) would not give rise to a Breach and would not (in Telecom’s view) adversely affect the interests of holders of Shares.

12	Miscellaneous

Telecom

12.1	The Board will administer all aspects of the Scheme. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion (in particular, without any obligation whatever to exercise any discretion in favour of Ms Gattung), subject to the Scheme.

Delegation

12.2	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to Telecom and the Board will be construed accordingly.

Fractions

12.3	If a calculation (excluding any calculation concerning performance) under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to Ms Gattung.

Entire agreement

12.4	The Scheme represents all of the terms on which cash is paid and Shares are issued under the Scheme, except those which Telecom reasonably implies to give effect to the Scheme.

PERFORMANCE INCENTIVE SCHEME

Delay

12.5	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

Disputes

12.6	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

Notices

12.7	All notices and communications required to be given or made under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given, the addresses and facsimile numbers of Telecom and Ms Gattung are those which apply under the Performance Option Scheme. Any notice or communication will be deemed to have been received:

(a)	at the time of delivery, if delivered by hand;

(b)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(c)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

Construction

12.8	Unless the context requires otherwise:

(a)	the singular includes the plural and vica versa, and words importing any gender include the other gender;

(b)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(c)	where a word or expression is defined in the Scheme, other parts of speech and grammatical forms of that word or expression have a corresponding meaning; and

(d)	a reference to a person includes that person’s successors and permitted assigns.

PERFORMANCE INCENTIVE SCHEME

GLOSSARY

Actual Value means the actual incentive award value under the Scheme (clause 6)

Board means the board of directors of Telecom from time to time

Breach means a breach of Telecom’s constitution, the listing and/or other rules governing the Exchange or any other stock exchange on which Shares are quoted, and/or any statute, regulation or Telecom’s internal procedures for insiders

Business Day means a day on which the Exchange is open for trading

Employment means employment by Telecom or one of its subsidiaries

Exchange means New Zealand Exchange Limited’s NZSX

Scheme means the Performance Incentive Scheme recorded in this document as amended from time to time

Share means an ordinary share in Telecom

Target Performance Levels means the target performance levels prescribed under the Scheme (clause 5)

Target Value means the target incentive award value prescribed under the Scheme (clause 4)

Telecom means Telecom Corporation of New Zealand Limited.